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                                                                    EXHIBIT 4.16


      The following document is a translation provided for the convenience of our English speaking readers.


                                                     Barcelona, October 11, 1991

                                    AGREEMENT

PARTY OF THE FIRST PART: MEDIA PLANNING, S.A. (hereinafter referred to as COMPANY), a corporation having its principal place of business at Avenida General Peron No. 38 in Madrid, Tax ID No. A26537637, recorded in the Commercial Register of Madrid under Volume 5,069, General 4,220, Section 3, Page 48, Sheet 40,124, Entry 1,

Represented by Mr. Jose Martinez-Rovira Vidal, ID No. 37604967-X, in his capacity as Managing Director, as evidenced by the document executed before the honorable Notary of Madrid, Mr. Alejandro Bergamo Liabres, under notarial record book No. 4,773.

PARTY OF THE SECOND PART: GESTORA DE VIVIENDAS, S.A. (hereinafter referred to as AGENT), a corporation having its principal place of business at Calle Tuset No. 32 in Barcelona, Tax ID No. A08344632, recorded in the Commercial Register of Barcelona under Volume 2235, Page 162, Sheet 22767, Book 1629, Section 2, Entry 1,

Represented by Alfonso Rodes Vila, ID No. 46117271-V, in his capacity as Legal Representative, as evidenced by the document executed before the honorable Notary of Barcelona, Mr. Carlos Perez Baudin, under notarial record book 967,

                                     WHEREAS

I. COMPANY is an enterprise that operates as an Advertising Agency and wishes to contract the services of AGENT so that AGENT may negotiate agreements between COMPANY and third parties in order to expand COMPANY's client base; and

II. AGENT wishes to provide COMPANY with services consisting of negotiating commercial agreements or transactions on behalf of COMPANY as an independent agent without assuming any risk associated with such transactions,

The parties have agreed upon the following:

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                              TERMS AND CONDITIONS

1. The purpose of this Agreement is the AGENT's negotiation of commercial agreements or transactions as an independent agent on behalf of the COMPANY without assuming any risk associated with such agreements or transactions.

2. AGENT shall negotiate all commercial agreements or transactions entrusted to it by COMPANY. For purposes of performing such negotiation, AGENT shall be entitled to use the assistance of third parties.

3. AGENT shall perform its activities exclusively in the name of COMPANY and shall act loyally and in good faith with respect to the same. To this end, AGENT shall safeguard COMPANY's interests. In particular, AGENT shall:

..    exercise reasonable care in negotiating the agreements or transactions entrusted to it;

..    provide COMPANY with all information available to AGENT as necessary for the proper management of the agreements or transactions whose negotiation is entrusted to it, particularly information concerning the solvency of all third parties with whom transactions are pending conclusion or performance;

..    perform its activities according to all reasonable instructions received from COMPANY, provided that such instructions do not affect AGENT's independence; and

..    receive on behalf of COMPANY all manner of claims from third parties regarding defects in the services provided as a result of the negotiated transactions.

4. Furthermore, COMPANY shall act loyally and in good faith with respect to AGENT. In particular, COMPANY shall:

..    provide AGENT in good time with all documents necessary for conducting
     AGENT's professional activities;

..    provide AGENT with all information necessary to perform this Agreement; and

..    pay the compensation agreed upon.

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5. AGENT's compensation shall be paid in the form of:

..    a one-time fee, which shall be set based on the investment that the client makes in COMPANY's advertising, and

..    a variable amount that shall consist of a percentage of the net earnings from the aforementioned agency service as a result of all commercial relationships that COMPANY forms in the future with third parties based on this Agreement, provided that AGENT has previously negotiated another agreement or transaction with such third parties.

..    The payment to AGENT shall be effected upon the conclusion of each fiscal year.

6. Either party may cancel this Agreement without prior notice and without liability for any indemnification whatsoever.

7. This Agreement shall terminate upon the decision of either party to terminate it.

8. All expenses resulting from the preparation and performance of this Agreement shall be paid by each of the parties as provided by law.

In witness whereof, the parties have signed this Agreement in duplicate at the place and on the date indicated above.

For:              MEDIA PLANNING, S.A.               GESTORA VIVIENDAS, S.A.

                  [Signature illegible]              [Signature illegible]
Signed by:        Jose Martinez-Rovira Vidal         Alfonso Rodes Vila